APPLIED ENERGETICS RECEIVES CONTRACT
FOR MARINE CORPS SYSTEMS

TUCSON, Ariz.— June 4, 2008—Applied Energetics, Inc., (Nasdaq:AERG) today announced it has received a cost-plus contract for a classified system for the U.S. Marine Corps. Due to the sensitivity of the effort the customer has asked that program details not be publicly disclosed.

Regarding the contract, Dana Marshall, Chairman, CEO and President of Applied Energetics commented: “We appreciate the efforts of our customers, the U.S. Marine Corps, in moving this program forward at an accelerated pace, and look forward to continuing our promising collaboration with them.”

The agreement is a Cost Plus Fixed Fee (CPFF) contract issued by the U.S. Army (Aberdeen Proving Ground, MD) with a ceiling value of approximately $9.3 million. The contract period of performance is twelve months.

About Applied Energetics, Inc.

Applied Energetics, Inc., based in Tucson, Arizona, specializes in development and manufacture of advanced high performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific customers worldwide. Applied Energetics pioneered the development of Laser Guided Energy™ (LGE™) technology, and related solutions for defense and security applications. For more information about Applied Energetics, please visit www.appliedenergetics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to: the dependence on sales of a limited number of products and the uncertainty of the timing and magnitude of government funding and orders, dependence on sales to government customers; the uncertainty of patent protection; the uncertainty of strategic alliances; the uncertainty of management tenure; the impact of third-party suppliers' manufacturing constraints or difficulties; management's ability to achieve business performance objectives, market acceptance of, and demand for, the Company's products, and resulting revenues; development and testing of technology and products; manufacturing capabilities; impact of competitive products and pricing; litigation and other risks detailed in the Company's filings with the Securities and Exchange Commission. The words "looking forward," "believe," "demonstrate," "intend," "expect," "contemplate," "estimate," "anticipate," "likely" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Advanced Energetics undertakes no obligation to update any forward-looking statements contained in this news release.

Contact:
Investor Relations:
Kevin McGrath
Cameron Associates
212.245.4577
Kevin@cameronassoc.com